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                                                                    EXHIBIT 10.1

                            EXECUTIVE EMPLOYMENT
                           AND SEVERANCE AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT (the "AGREEMENT") is executed as of the 4th day of November, 1996, by and between InterAmericas Communications Corporation, a Texas corporation (hereinafter referred to as the "COMPANY"), and Patricio E. Northland (hereinafter referred as the "EXECUTIVE").

                                 WITNESSETH:

     WHEREAS, the Company desires to have the benefit of the Executive's efforts and services:

     WHEREAS, the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

     WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree a follows:

     1.    DEFINITIONS.

     Whenever used in this Agreement, the following terms shall have the meanings set forth below:

           (a) "ACCRUED BENEFITS" shall mean the amount payable not later than ten (10) days following and applicable Termination date and which shall be equal to the sum of the following amounts:

                 (i)   All salary earned or accrued through the Termination
           Date;

                (ii) Reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the Termination Date;

                (iii) Any and all other cash benefits previously earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred at the election of the Executive or pursuant to any deferred compensation plans then in effect;

                (iv) The full amount of any stated performance award payable to the Executive in accordance with Section 6(b) herein with respect to the year in which termination occurs; and

                (v) All other payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Company.

           (b)  "ACT" shall mean the Securities Exchange Act of 1934;

           (c) "BENEFICIAL OWNER" shall have the same meaning as given to that term in Rule 13d-3 of the General Rules and Regulations of the Act, provided that any pledgee of Company
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      voting securities shall not be deemed to be the Beneficial Owner thereof prior to its disposition of, or acquisition of voting rights with respect to, such securities;

            (d)  "BOARD" shall mean the Board of Directors of the Company;

            (e)  "CAUSE" shall mean any of the following:

                 (i) The engaging by the Executive in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

                 (ii) Conviction of a felony criminal offense, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction in effect after exhaustion or lapse of all rights of appeal, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

                 (iii) Refusal by the Executive to perform the Executive's
            duties or responsibilities (unless significantly changed without the Executive's consent); or

                 (iv) Gross Negligence by the Executive in performing the Executive's duties or responsibilities (unless significantly changed without the Executive's consent)

      Notwithstanding the foregoing, Cause shall not exist under Sections 1
      (e)(iii) and (iv) herein unless the Company furnishes written notice to the Executive of the specific offending conduct and the Executive fails to correct such offending conduct within the fifteen (15) day period commencing on the receipt of such notice.

           (f) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time;

           (g) "DISABILITY" shall mean a physical or mental condition whereby the Executive is unable to perform on a full-time basis the customary duties of the Executive under this Agreement;

           (h) "EFFECTIVE DATE" shall mean November 1, 1996, notwithstanding the date that this Agreement is executed by the parties hereto.

           (i) "EXECUTIVE COMMITTEE" shall consist of three members, one of whom shall be the Executive and the other two members shall be appointed by the Board of Directors.

           (j)   "GOOD REASON" shall mean:

                 (i) The required relocation of the Executive, without the Executive's consent, to an employment location which is more than seventy-five (75) miles from the Executive's employment location on the day preceding the date of this Agreement;

                 (ii) A significant reduction by the Company in the
            compensation and/or benefits (including bonuses) provided to the Executive as in effect on the day preceding the date of this Agreement a the same may be increased from time to time after the date of the Agreement (other than a one-time reduction of twenty-five percent (25%) or less in


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            the compensation and/or benefits which reduction is generally effective for all executives employed by the Company (or its successor) in the Executive's class or category);

                 (iii) The removal of the Executive from or any failure to
            reelect the Executive to any of the positions held by the Executive as of the date of this Agreement or any other positions to which the Executive shall thereafter be elected or assigned except in the event that such removal or failure to reelect related to termination by the Company of the Executives employment for Cause or by reason of death, Disability or voluntary retirement;

                 (iv) A significant adverse change, without the Executive's written consent, in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or a material reduction in the level of support services, staff, secretarial and other assistance, office space and accouterments available to a level below that which was provided to the Executive on the day preceding the date of this Agreement and that which is necessary to perform any additional duties assigned to the Executive following the date of this Agreement, which change or reduction is not generally effective for all executives employed by the Company (or its successor) in the Executive's class or category; or

                 (v) Breach violation of any material provision of this Agreement by the Company.

            (k)  "NOTICE OF TERMINATION" shall mean the notice described in
      Section 14 herein;

            (l) "PERSON" shall mean any individual, partnership, joint venture, association, trust, corporation or other entity (including a "group" as defined in Section 13 (d)(3) of the Act), other than an employee benefit plan of the Company or an entity organized, appointed or established pursuant to the terms of any such benefit plan;

            (m)  "TERMINATION DATE" shall mean, except as otherwise provided in
      Section 14 herein,

                 (i)   The Executive's date of death;

                 (ii) Thirty (30) days after the delivery of the Notice of Termination terminating the Executive's employment on account of Disability pursuant to Section 9 herein, unless the Executive returns on a full-time basis to the performance of his or her duties prior to the expiration of such period;

                 (iii) Thirty (30) days after the delivery of the notice of
            Termination if the Executive's employment is terminated by the Executive voluntarily; and

                 (iv) Thirty (30) days after the delivery of the Notice of Termination the Executive's employment is terminated by the Company for any reason other than death or Disability;

            (n)  "TERMINATION PAYMENT" shall mean the payment described in
     Section 13 herein;

     2.     EMPLOYMENT.

     The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.


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     3.     TERM.

     The employment of the Executive by the Company pursuant to the provisions of this Agreement shall commence on the Effective Date and end on December 31, 1999.

     4.     POSITIONS AND DUTIES.

            (a) The Executive shall serve as Chairman, President and Chief Executive Officer of the Company. In connection with the foregoing positions, the Executive shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the Board or the Executive Committee. The Executive shall devote substantially all the Executive's working time and efforts to the business and affairs of the Company.

            (b) The Executive shall have the authority to do the following, provided, however, that items exceeding $100,000 in total must be approved by the Executive Committee or the Board of Directors:

                 (i) Approve budgets, cash flow plans and schedules and any amendments thereto;

                 (ii) Enter into or materially amending any contract for the sale, lease, exchange or other disposition of any portion of the property or assets of the Company other than in the ordinary and normal course of business, including, without limitation, any lease, or contract for the disposition of any real property;

                 (iii) Approve all employment contracts, employee benefit plans, parameters for collective bargaining and other material labor agreements, if any, fundamental personnel policies and all material amendments thereto;

                 (iv)   Appoint the independent public accounts of the Company;

                 (v) Approve the Company's operating and expansion program, cash flow plans and schedules and any amendments thereto;

                 (vi) Commence, terminate or settle any claim or lawsuit or other legal action or arbitral or administrative proceeding, after obtaining any required approval of the Executive Committee;

                 (vii) Incur indebtedness not in excess of $250,000 in aggregate principal amount at any one time outstanding;

                 (viii) Provide or acquire all materials, supplies, machinery, equipment and services required for the Company and disposing of the same in the ordinary course of business;

                 (ix) Procure from outside experts and consultants all legal, accounting, and other professional services required by the Company;

                 (x) Hire, or allocate from its own personnel, all executives, managers and employees required for the operation of the business of the Company, including the selection, terms of employment and termination thereof, rights of compensation and the supervision, direction, training and assignment of duties of all employees;


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                 (xi)   Prepare and file all reports, returns and notices
            required to be filed by the Company;

                 (xii) Secure and maintain adequate liability and property insurance, in accordance with good industry practice, covering the insurable risks of the Company;

                 (xiii) Open and maintain such bank accounts in the Company's name as the Executive shall deem appropriate, with funds authorized to be withdrawn therefrom upon signature of such Executive, Executive Committee or Board of Directors as the Executive shall deem appropriate; and

                 (xiv) Take any other action that may be authorized by the Board of Directors.

            (c) The Executive shall report to the Board of Directors and to the Executive Committee.

     5.     PLACE OF PERFORMANCE.

     In connection with the Executive's employment by the Company, the Executive shall be based in Miami, Florida, except for required travel on Company business.

     6.     COMPENSATION AND RELATED MATTERS.

     So long as the Executive is in compliance with the provisions of this Agreement, the Company shall pay or provide to the Executive the following compensation and other benefits:

            (a) Commencing on the date hereof, the Company shall pay to the Executive an annualized base salary at a rate of $300,000 (Three Hundred Thousand U.S. Dollars) per annum in equal installments as nearly as practicable on the fifteenth and last days of each month, in arrears. The annualized base salary shall be adjusted annually by an amount equal to the Consumer Price Index for the most recent quarter preceding each anniversary of this Agreement. The Executive's salary may be increased above the foregoing amounts at the discretion of the Compensation Committee of Board of Directors.

            (b)   Performance awards.

                  (i) Each year the Executive shall have the opportunity to earn a Primary Performance Award which will be based upon business criteria which enhance shareholder value during the fiscal year being reviewed. These business criteria may include stock appreciation, revenues, EBITDA, acquisitions, strategic partnerships, capitalization and free cash flow;

                  1/    At least sixty (60) days prior to the end of each fiscal
            year, the Compensation Committee shall furnish the Executive the proposed criteria for the Primary Performance Award for the ensuing fiscal year, which shall include, set out in reasonable detail, all proposed business criteria, objectives, goals, expectations, as well as such other information to be useful and necessary in evaluating the Executive's performance for the ensuing fiscal year.

                  2/    The Compensation Committee shall, at all times, maintain
            and keep true, correct and complete records of the Compensation Committee's evaluations of the Executive's progress towards attaining the Primary Performance Award criteria. Such records and evaluations shall be open at all reasonable items for inspection by the Executive. The Compensation Committee shall furnish to the Executive annually (within

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            sixty (60) days after the end of each fiscal year) a report detailing the Executive's performance pursuant to the Primary Performance Award criteria.

                 3/    If the Executive achieves all Primary Performance Award
            criteria established by the Compensation Committee for that year, the Compensation Committee shall recommend to the Board of Directors the granting of a performance award up to 100% of the base salary. The award will be paid in cash;

                 4/    If the Executive fails to achieve any of the Primary
            Performance Award criteria, the Compensation Committee may still grant a performance award in its sole discretion.

                 (ii) Financing Performance Award: Upon the successful closing of the first major financing after the date of this Agreement, which financing is currently expected to be a $40 million convertible debt financing placed by Forum Capital Markets or another major underwriter, the Executive shall be granted a Financing Performance Award equal to (a) $200,000 paid in cash and
            (b) a Financing Performance Option (the "Financing Performance Option") to purchase 250,000 shares of the Company's common stock at a price equal to (a) the conversion price of any convertible debt or preferred stock sold in such offering, or (b) in the event that no convertible debt or preferred stock is sold in such offering, the sale price of any common stock sold in such offering. Such Financing Performance Option shall vest to the Executive 1/3 upon closing of the related financing, 1/3 one year after the closing of such financing and 1/3 two years after the closing of such financing. In the event that a financing is closed for an amount greater than or less $40 million, the Executive's compensation paid pursuant to this paragraph shall be adjusted on a pro-rata basis based on the terms provided in this paragraph..

                 (iii) Revenue Performance Award:  The Executive shall be
            compensated for Incremental Revenues generated during the term of this Agreement. Incremental Revenues shall be defined as the increase in revenues earned by the Company in any fiscal year relative to the prior fiscal year. The Revenue Performance Award shall be paid as follows: (a) In March 1988, the Executive shall be paid 2.5% of the Incremental Revenues generated in the 1997 fiscal year, (b) in March 1999, the Executive shall be paid 2.0% of the Incremental Revenues generated in the 1998 fiscal year, and (c) in March 2000, the Executive shall be paid 1.5% of the Incremental Revenues generated in the 1999 fiscal year. The Incremental Revenues upon which the Revenue Performance Award is calculated shall only be calculated for the immediately preceding fiscal year, and shall not be cumulative over the term of this Agreement. In the event that Gateway Worldwide Communications, Inc. ("Gateway") is acquired by the Company, such Incremental Revenues shall not include the revenues acquired from Gateway which shall be defined as the revenues generated by Gateway in the three months immediately preceding Gateway's acquisition multiplied by four. Such Incremental Revenues will, however, include Incremental Revenues generated by Gateway subsequent to its acquisition by the Company.

           (c) During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel expenses incurred by the Executive in performing services hereunder, including all expenses of travel (in business class or superior class of service) and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently established by the Company;



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          (d)   The Executive hereby is granted a non-qualified stock (the
     "OPTION") to purchase 1,000,000 shares of the Company's common stock at an exercise price equal to the lesser of (i) $3.90 (three dollars and ninety cents), the five day trailing average closing price of the Company's common stock on November 4, 1996, or (ii) the average closing price of the Company's common stock during any five consecutive trading days during the first fifteen calendar days after the date of this Agreement. The Option may be exercised, in whole or in part, in accordance with the following vesting schedule: (i) 1/3 of the Option shall vest immediately upon the signing this Agreement, (ii) 1/3 of the Option shall vest one year after the signing of this Agreement, (iii) 1/3 of the Option shall vest two years after the signing of this Agreement. The Option shall expire ten (10) years from the date hereof (the "EXPIRATION DATE"), and must be exercised, if at all, in whole or in part, on or before the Expiration Date. The Option Agreement will be in substantially the form of Exhibit "1" attached hereto. In the event that the 30 day trailing average closing market price of the Company's common stock on the date one year after the signing of this Agreement is below the original exercise price of the Option, the exercise price of the Option shall be adjusted to equal that 30 day trailing average price.

          (e) Registration Rights: Any shares purchased by the Executive through the exercise of either the Option or the Financing Performance Option shall be granted piggy back registration rights upon the terms and subject to the conditions of that certain Registration Rights Agreement, of even date herewith, between the Company and the Executive, a copy of which is attached hereto as Exhibit 2.

          (f) The Executive shall be entitled to four weeks vacation in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan or policy. The Executive shall also be entitled to all paid holidays provided by the Company to its executives;

          (g) The Company shall furnish the Executive with office space, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of the Executive's duties as set forth in Section 4 herein.

          (h) The Executive shall be provided a car allowance not to exceed $1,000 per month.

          (i) The Executive shall be provided with major medical, hospitalization, and dental insurance; disability insurance; and term life insurance equal to one year's salary.

     7.   OFFICES.

     The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a member of the Board of Directors or any subsidiary of the Company; provided, however, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided in the Company's bylaws.

     8.   TERMINATION AS A RESULT OF DEATH.

     If the Executive shall die during the term of this Agreement, the Executive's employment shall terminate on the Executive's date of death and the Executive's surviving spouse, or the Executive's estate if the Executive dies without a surviving spouse, shall be entitled to the Executive's Accrued Benefits as of the Termination Date and any applicable Termination Payment as defined in Section 13(a).

     9.   TERMINATION FOR DISABILITY.

     If, as a result of the Executive's Disability, the Executive shall have been unable to perform the Executive's duties hereunder on a full-time basis for ninety consecutive days or 180 days in any 360 day



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period, the Company may terminate the Executive's employment subject to
Section 14 herein. During the term of the Executive's Disability prior to termination, the Executive shall continue to receive all salary and benefits payable under Section 6 herein, including participation in all employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the terms and provisions of such plans, programs, and arrangements. In the event that the Executive's participation in any such plan, program or arrangement is barred as the result of such Disability, the Executive shall be entitled to receive an amount equal to the contributions, payments, credits or allocations which would have been paid by the Company to the Executive, to the Executive's account or on the Executive's behalf under such plans, programs and arrangements. In the event the Executive's employment is terminated on account of the Executive's Disability in accordance with this Section 9, the Executive shall receive the Executive's Accrued Benefits as of the Termination Date and shall remain eligible for all benefits provided by any long-term disability programs of the Company in effect at the time of such termination. The Executive shall be entitled to the Termination Payment as defined in Section 13(a).

      10.  TERMINATION FOR CAUSE.

      If the Executive's employment with the Company is terminated by the Company for Cause, subject to the procedures set forth in Section 14 herein, the Executive shall not be entitled to receipt of any Termination Payment.

      11.  OTHER TERMINATION BY COMPANY.

      If the Executive's employment with the Company is terminated by the Company other than by reason or death, disability or Cause, subject to the procedures set forth in Section 14 herein, the Executive (or in the event of the Executive's death following the Termination Date, the Executive's surviving spouse or the Executive's estate if the Executive dies without a surviving spouse) shall receive the applicable Termination Payment as defined in Section 13(b) and other benefits described in Sections 6(b) through 6(e) herein. The Executive shall not, in connection with any consideration receivable in accordance with this Section 11, be required to mitigate the amount of such consideration by securing other employment or otherwise and such consideration shall not be reduced by reason of the Executive securing other employment or for any other reason.

      12.  VOLUNTARY TERMINATION BY EXECUTIVE.

      Provided that the Executive furnishes thirty (30) days prior written notice to the Company, the Executive shall have the right to voluntarily terminate this Agreement at any time. If the Executive's voluntary termination is without Good Reason, the Executive shall receive the Executive's Accrued Benefits as of the Termination Date and shall not be entitled to any Termination Payment. If the Executive's voluntary termination is for Good Reason, the' Executive (or in the event of the Executive's death following the Termination Date, the Executive's surviving spouse or the Executive's estate if the Executive dies without a surviving spouse) shall receive the applicable Termination Payment. The Executive shall not, in connection with any consideration receivable in accordance with this Section 12, be required to mitigate the amount of such consideration by securing other employment or otherwise and such consideration shall not be reduced by reason of the Executive securing other employment or for any other reason.

      13.  TERMINATION PAYMENT.

           (a) If the Executive's employment is terminated as a result of death or disability, the lump sum Termination Payment payable to the Executive shall be equal to 100% of the Executive's then current annual base salary and all vested options;



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           (b) If the Executive's employment is terminated by the Company for any reason other than death, disability or Cause, the lump sum Termination Payment payable to the Executive shall be equal to 100% of the Executive's then current annual base salary and all vested options;

           (c) It is the intention of the Company and the Executive that no portion of the Termination Payment and any other "payments in the nature of compensation" (as defined in Section 280(3 of the Code and the regulations adopted thereunder) to or for the benefit of the Executive under this Agreement, or under any other agreement, plan or arrangement, be deemed to be an "excess parachute payment" as defined in Section 280(3 of the Code. It is agreed that the present value of the Total Payments shall not exceed an amount equal to two and ninety-nine hundredths (2.99) times the Executive's Base Period Income, which is the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with the regulations issued under Section 280(3 of the Code. Within sixty (60) days following delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 2800 of the Code, the Executive and the Company shall, at the Company's expense, obtain such opinions as more fully described hereafter, which need not be unqualified, of legal counsel and certified public accountants or a firm of recognized executive compensation consultants. The Executive shall select said legal counsel, certified public accountants and executive compensation consultants; provided, however, that if the Company does not accept one (1) or more of the parties selected by the Executive, the Company shall provide the Executive with the names of such legal counsel, certified public accountants and/or executive compensations consultants as the Company may select; provided, further, however, that if the Executive does not accept the party or parties selected by the Company, the legal counsel, certified public accountants and/or executive compensation consultants selected by the Executive and the Company, respectively, shall select the legal counsel, certified public accountants add/or executive compensation consultants, whichever is applicable, who shall provide the opinions required by this Section 13(d). The opinions required hereunder shall set forth (a) the amount of the Base Period Income of the Executive, (~'.~} the present value of Total Payments and (c) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the Termination Payment or any other payment determined by such counsel to be includable in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his or her receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this Section 13(d), including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that the compensation and benefits provided for in Section 6 herein and any other compensation, including but not limited to the Accrued Benefits, are reasonable compensation for services rendered; provided, however, that in the event legal counsel so requests in connection with the opinion required by this
      Section 13(d), a firm of recognized executive compensation consultants, selected by the Executive and the Company pursuant to the procedures set forth above, shall provide an opinion, upon which such legal counsel may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession this
      Section 12(d) shall be of no further force or effect;

           (d) The Termination Payment shall be payable in a lump sum not later than ten (10) days following the Executive's Termination Date. Such lump sum payment shall not be reduced by any present value or similar factor. Further, the Executive shall not be required to mitigate the amount of such payment by securing other employment or otherwise and such payment shall not be reduced by reason of the Executive securing other employment or for any other reason.



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      14.  TERMINATION NOTICE AND PROCEDURE.

      Any termination by the Company or the Executive of the Executive's employment during the Employment Period shall be communicated by written Notice of Termination to the Executive if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by the Executive, all in accordance with the following procedures:

           (a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination;

           (b) Any Notice of Termination by the Company shall be approved by a resolution duly adopted by a majority of the directors of the Company then in office;

           (c) If the Executive shall in good faith furnish a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen (15) day period following the Company's receipt of such notice, the Executive shall continue the Executive's employment during such dispute. If it is thereafter determined that (i) Good Reason did exist, the Executive's Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to Section 17 herein, (B) the date of the Executive's death or (C) one day prior to the second (2nd) anniversary of a Change of Control, and the Executive's Termination Payment, if applicable, shall reflect events occurring after the Executive delivered the Executive's Notice of Termination; or (Ii) Good Reason did not exist, the employment of the Executive shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason;

           (d) If the Executive gives notice to terminate his employment for Good Reason and a dispute arises as to the validity of such dispute, and the Executive does not continue his employment during such dispute, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by the Executive, the Executive shall be deemed to have voluntarily terminated the Executive's employment other than for Good Reason.

      15. NON-COMPETE.

      The Executive hereby agrees that during the term of this Agreement and for the period of six months from the Executive's Termination Date or the termination of this Agreement, that the Executive will not:

           (a) With the exception of Item Al below, within any jurisdiction or marketing area in the United States or Latin America in which the Company or any subsidiary thereof is doing business, own, manage, operate or control any business of the type and character engaged in and competitive with the Company or any subsidiary thereof. For purposes of this paragraph, ownership of securities of not in excess of five percent (5%) of any class of securities of a public company shall not be considered to be competition with the Company or any subsidiary thereof; or

           Item Al: The Company recognizes that the Executive is a significant shareholder in the certain Internet Company that is majority owned by the Executive and his brother. The Executive's ownership position in this Internet Company shall not be considered a conflict with the Non-Compete provision of this Agreement.

           (b) Within any jurisdiction or marketing area in the United States or Latin America in which the Company or any subsidiary thereof is doing business, act as, or become employed as, an officer, director, employee, consultant or agent of any business of the type and character engaged in and competitive with the Company or at",' of its subsidiaries; or

           (c) Solicit the business of or sell any products to any company in the United States or Latin America, which is as of the date hereof, a customer or client of the Company or any of its subsidiaries, or was such a customer or client thereof within two years prior to the date of this Agreement; or

           (d) Solicit the employment of, or hire, any full time employee employed by the Company or its subsidiaries as of the date of termination of this Agreement.

      16.      EFFECTIVE DATE OF AGREEMENT.

      This Agreement shall become binding and effective upon execution by all of the parties hereto. Upon execution, this Agreement shall be deemed effective as of November 1.1996.

      17.      ARBITRATION.

      All claims, disputes and other matters in question between the parties arising under this Agreement, shall, unless otherwise provided herein, be decided by arbitration in Miami, Florida in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (including such procedures governing selection of the specific arbitrator or arbitrators), unless the parties mutually agree otherwise. The Company shall pay the costs of any such arbitration. The award by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any state or Federal court having jurisdiction thereof.

      18.      ATTORNEYS' FEES.

      In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum.

      19.      SUCCESSORS.

      This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Executive's death, all amounts payable to the Executive under this Agreement shall be paid to the Executive's surviving spouse, or the Executive's estate if the Executive dies without a surviving spouse. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company shall be transferred whether by merger, consolidation, transfer or safe.

      20.      ENFORCEMENT.

      The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby

     21. AMENDMENT OR TERMINATION.

     This Agreement may not be amended or terminated during its term as specified above except by written instrument executed by the Company and the Executive.

     22. ENTIRE AGREEMENT.

     This Agreement, in conjunction with the Executive's rights under any general employee benefit program, sets forth the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto.

     23. WITHHOLDING.

     The Company shall be entitled to withhold from amounts to be paid to the Executive under this Agreement any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold in connection with this Agreement or in connection with any plan or arrangement in which the Executive is a participant. The Executive shall also be required to pay to the Company such amount of cash as shall be necessary to satisfy such withholding or other taxes or charges to the extent that the amounts to be paid to the Executive. under this Agreement are insufficient therefor. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

     24. VENUE; GOVERNING LAW.

     This Agreement and the Executive's and Company's respective rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions, principles, or policies thereof relating to choice or conflict laws.

     25. NOTICE.

     Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received, and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to:

     InterAmericas Communications Corporation
     104 Crandon Boulevard, Suite 324
     Key Biscayne Florida 33149

or to such other address as the Company shall have given to the Executive or, if to the Executive, to such address as the Executive shall have given to the' Company.

     26. NO WAIVER.

     No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

     27. HEADINGS.

     The headings herein contained are for reference only and shall not affect the meaning ~ interpretation of any provision of this Agreement.

     28. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, on the date and year first above written.


                                    INTERAMERICAS COMMUNICATIONS CORPORATION




                                           /s/ Carlos M.  Menendez
                                           -------------------------------------
                                           CARLOS M. MENENDEZ
                                           CHIEF OPERATING OFFICER/
                                           CHIEF FINANCIAL OFFICER




                                           /s/ Patricio E. Northland
                                           -------------------------------------
                                           PATRICIO E. NORTHLAND

























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




                                  EXHIBIT 1


                           Stock Option Agreement

























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